UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

April 1, 2026

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28 Engelhard Drive,
Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPTT	NYSE American
Series A Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2026, Ocean Power Technologies, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Investors”) under which the Company agreed to issue and sell convertible notes for an aggregate principal amount of $10,000,000 (the “Notes”) that will be convertible into shares of the Company’s common stock, par value of $0.001 per share (the “Common Stock”).

The Securities Purchase Agreement contains customary representations, warranties and covenants. The Notes contain customary affirmative and negative covenants, including certain limitations on debt, liens, restricted payments, asset transfers, changes in the business and transactions with affiliates. The Notes also contain standard and customary events of default.

No Note may be converted to the extent that such conversion would cause a holder of such Note to become the beneficial owner of more than 4.99% of the then outstanding Common Stock, after giving effect to such conversion (the “Beneficial Ownership Cap”).

The Notes bear interest at an interest rate of 4.5% per annum except that upon the occurrence and during the continuance of an event of default, interest will accrue on the Notes at an interest rate of 13% per annum. Unless earlier converted, the Notes will mature on the eighteen-month anniversary of their issuance dates at a premium to 13% to the face value of the Notes.

At any time after the issuance date, all amounts due under the Notes are convertible, in whole or in part, and subject to the Beneficial Ownership Cap, at a conversion price equal to $0.40, which is subject to customary adjustments upon any stock split, stock dividend, stock combination, recapitalization or similar events. Starting on the closing date, the Notes amortize quarterly. We will make quarterly payments on the first trading day of each three-month anniversary commencing on the closing date through the maturity date, payable in cash. The Notes will rank senior to the right to payment of the holders of our unsecured debt, subject to certain exceptions.

The Notes and shares issuable upon conversion of the Notes are being offered and sold pursuant to a prospectus supplement filed in connection with a “takedown” from the Company’s shelf registration statement on Form S-3 (File No. 333-275843) declared effective on December 12, 2023.

The foregoing descriptions of the Securities Purchase Agreement and the Notes are not complete and are qualified in its entirety by reference to the full text of those agreements, copies of which are included as Exhibits 10.1 and 10.2 hereto, and incorporated by reference herein. An opinion of counsel regarding the validity of the securities being issued and sold by the Company in the transactions described in the Securities Purchase Agreement is filed as Exhibit 5.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
5.1*	Opinion of Porter Hedges LLP.
10.1*	Securities Purchase Agreement dated April 1, 2026 between Ocean Power Technologies, Inc. and the investors party thereto.
10.2*	Form of Series C-1 Convertible Note dated April 1, 2026 issued by Ocean Power Technologies, Inc. to the holder.
23.1	Consent of Porter Hedges LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: April 1, 2026	/s/ Philipp Stratmann
Philipp Stratmann
President and Chief Executive Officer